                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        PERSONNEL GROUP OF AMERICA, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

[LOGO]                  PERSONNEL GROUP OF AMERICA, INC.
                       5605 CARNEGIE BOULEVARD, SUITE 500
                         CHARLOTTE, NORTH CAROLINA 28209


                                                                  April 20, 2000


Dear Shareholder:

         You are cordially invited to attend the 2000 Annual Meeting of Shareholders of Personnel Group of America, Inc. The Annual Meeting will be held at the Hyatt Southpark Hotel, 5501 Carnegie Boulevard, Charlotte, North Carolina, on Thursday, May 25, 2000, at 9:30 a.m., local time.

         The Notice of Annual Meeting of Shareholders and Proxy Statement are attached hereto. Also attached is a copy of the Company's 1999 Annual Report to Shareholders. The matters to be acted upon by the shareholders are set forth in the Notice of Annual Meeting and discussed in the Proxy Statement.

         We would appreciate your signing, dating and returning the enclosed proxy card in the envelope provided at your earliest convenience. If you choose to attend the 2000 Annual Meeting, you may revoke your proxy and personally cast your votes at the Annual Meeting.

         We look forward to seeing you at the Annual Meeting.

                                                 Sincerely yours,

                                                 /s/ Ken R. Bramlett, Jr.

                                                 Ken R. Bramlett, Jr.
                                                 Chief Financial Officer
                                                 and Secretary

                        PERSONNEL GROUP OF AMERICA, INC.
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON MAY 25, 2000

                                 ---------------


TO THE SHAREHOLDERS
OF PERSONNEL GROUP OF AMERICA, INC.

         NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of Shareholders (the "Annual Meeting") of Personnel Group of America, Inc., a Delaware corporation (the "Company"), will be held at 9:30 a.m., local time, on May 25, 2000, at the Hyatt Southpark Hotel, 5501 Carnegie Boulevard, Charlotte, North Carolina, for the following purposes:

         (1) To elect three members to the Company's Board of Directors to serve until the Annual Meeting of Shareholders in 2003 or until their successors are duly elected and qualified;

         (2) To consider and act upon a proposal to amend the Company's 1997 Employee Stock Purchase Plan;

         (3) To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent public accountants for 2000; and

         (4) To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

         The Board of Directors has fixed the close of business on March 31, 2000, as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. A list of those shareholders may be examined at the principal executive offices of the Company, 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina, during the 10-day period preceding the Annual Meeting.

         Whether or not you expect to be present at the Annual Meeting, please sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

                                            By Order of the Board of Directors,

                                            /s/ Ken R. Bramlett, Jr.

                                            Ken R. Bramlett, Jr.
                                            Chief Financial Officer
                                            and Secretary

Charlotte, North Carolina
April 20, 2000

ALL SHAREHOLDERS ARE INVITED TO ATTEND THE COMPANY'S ANNUAL MEETING IN PERSON. THOSE SHAREHOLDERS WHO ARE UNABLE TO ATTEND ARE URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE ANNUAL MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

                       2000 ANNUAL MEETING OF SHAREHOLDERS
                       OF PERSONNEL GROUP OF AMERICA, INC.

                              ---------------------

                                 PROXY STATEMENT

                              ---------------------


         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Personnel Group of America, Inc., a Delaware corporation ("PGA" or the "Company"), of proxies from the holders of the Company's Common Stock, par value $.01 per share (the "Common Stock"), for use at the 2000 Annual Meeting of Shareholders of the Company to be held at the Hyatt Southpark Hotel, 5501 Carnegie Boulevard, Charlotte, North Carolina, at 9:30 a.m., local time, on May 25, 2000, or at any adjournments or postponements thereof (the "Annual Meeting"), pursuant to the enclosed Notice of Annual Meeting of Shareholders. The approximate date that this Proxy Statement and the enclosed form of proxy are first being sent or given to holders of Common Stock is April 20, 2000. The Company's principal executive offices are located at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina 28209, and its telephone number is (704) 442-5100.

                          INFORMATION CONCERNING PROXY

         The enclosed proxy is solicited on behalf of the Company's Board of Directors. The giving of a proxy for the Annual Meeting does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have a right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing a written revocation or duly executed proxy bearing a later date with the Company's Secretary at Company headquarters.

         The costs of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy will be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone. The Company's employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies.

         Except as otherwise noted herein, all share and per share information relating to the Company's Common Stock contained in this Proxy Statement has been adjusted to reflect the two-for-one stock split of the Common Stock effected by the Company as a stock dividend on March 30, 1998.


                             PURPOSES OF THE MEETING

         At the Annual Meeting, the Company's shareholders will consider and vote upon the following matters:

                  (1) The election of three members to the Company's Board of Directors to serve until the Annual Meeting of Shareholders in 2003 or until their successors are duly elected and qualified;

                  (2) An amendment to the Company's 1997 Employee Stock Purchase Plan;

                  (3) The ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent public accountants for 2000; and

                  (4) The transaction of such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

         Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth above) will be voted (a) in favor of the election of the three director nominees named below, (b) in favor of the amendment to the Company's 1997 Employee Stock Purchase Plan and (c) in favor of the ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent public accountants. In the event a shareholder specifies a different choice by means of the enclosed proxy, his or her shares will be voted in accordance with the specifications so made.


                 OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

         The Board of Directors has set the close of business on March 31, 2000, as the record date (the "Record Date") for determining shareholders of the Company entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 24,568,352 shares of Common Stock issued and outstanding, all of which are entitled to one vote on all matters to be acted upon at the Annual Meeting. Neither the Company's Certificate of Incorporation nor Bylaws provide for cumulative voting rights.

         The representation in person or by proxy of a majority of the issued and outstanding shares of Common Stock entitled to vote will constitute a quorum at the Annual Meeting. Abstentions and shares held by brokers with respect to which voting authority is withheld by beneficial owners ("broker non-votes") will be counted for the purpose of determining the presence or absence of a quorum. Directors of the Company are elected by a plurality vote, and votes may either be cast in favor of nominees or withheld. Withheld votes will be excluded entirely from the vote and will have no effect on the outcome of the election. Approval of the remaining proposals requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote. On any such proposal, an abstention will have the same effect as a negative vote but, because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority, a broker non-vote will have no effect on the vote.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of March 31, 2000 (except where otherwise noted), the number and percentage of outstanding shares beneficially owned by each person known by the Company to own beneficially more than 5% of the Company's Common Stock, by each director and nominee for director of the Company, by each person named in the Summary Compensation Table and by all directors and existing executive officers of the Company as a group. Except as otherwise indicated, each shareholder named has sole voting and investment power with respect to such shareholder's shares.

                                                                AMOUNT AND NATURE
                                                                    OF SHARES         PERCENT OF COMMON
NAME AND ADDRESS* OF BENEFICIAL OWNER                           BENEFICIALLY OWNED    STOCK OUTSTANDING
-------------------------------------                           ------------------    -----------------

Dresdner RCM Global Investors LLC...........................       2,704,300 (1)              11.0%
Dresdner RCM Global Investors U.S. Holdings LLC
  Four Embarcadero Center, Suite 3000
  San Francisco, California  94111-4189
Dresdner Bank AG
  Jurgen-Ponto-Platz 1
  6030 1 Frankfurt, Germany

J. & W. Seligman & Co. Incorporated.........................       1,365,686 (1)               5.6%
  William C. Morris
  100 Park Avenue
  New York, New York 10017

Dimensional Fund Advisors, Inc..............................       1,300,000 (1)               5.3%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, California 90401

State of Wisconsin Investment Board.........................       1,300,000 (1)               5.3%
  P.O. Box 7842
  Madison, Wisconsin 53707

Edward P. Drudge, Jr........................................       1,038,383 (2)               4.1%

James C. Hunt ..............................................         158,808 (2)(3)             **
Ken R. Bramlett, Jr. .......................................          86,158 (2)(4)             **
Michael H. Barker...........................................          38,441 (2)                **
Jackie Autry................................................           9,399 (2)                **
William T. McCarthy.........................................           7,335 (2)                **
Kevin P. Egan ..............................................          78,174 (2)(5)             **
James V. Napier.............................................          52,000 (2)(5)(6)          **
J. Roger King...............................................          48,000 (2)(5)             **
William J. Simione, Jr. ....................................          39,000 (2)                **
Janice L. Scites ...........................................          13,500 (2)                **

All directors and executive officers
  as a group (9 persons)....................................         523,480 (2)               2.1%

-------------------------------
 * Addresses are furnished only for beneficial owners of 5% of the Common Stock ** Less than one percent

(1) The amount and nature of the shares beneficially owned are as of December 31, 1999, in the case of the beneficial owners other than J & W Seligman & Co. Incorporated, and as of March 31, 2000, in the case of J & W Seligman & Co. Incorporated, and are based on the most recent
         Schedule 13G of each reporting person, or amendment thereto, on file with the Company. Of the total shares reported, the Dresdner entities reported sole voting power with respect to 2,350,600 of their shares and sole dispositive power with respect to 2,067,200 of their shares;
         J. & W. Seligman & Co. and William C. Morris, its majority shareholder, reported shared voting power with respect to 870,000 of their shares and shared dispositive powers with respect to all of their shares.

(2) Includes the following shares subject to stock options exercisable within 60 days after March 31, 2000: Mr. Drudge--983,808; Mr. Hunt--148,850; Mr. Bramlett--75,674; Mr. Barker--20,221; Ms. Autry --
         7,275; Mr. McCarthy--0; Mr. Egan--31,000; Mr. Napier--31,000; Mr.
         King--31,000; Mr. Simione--31,000; Ms. Scites--12,500; and all
         directors and executive officers as a group--388,520. Mr. Drudge retired as an officer and director of the Company in February 2000, and Mr. McCarthy resigned as an officer and employee of the Company in October 1999.

(3) Includes 1,120 shares held in the names of Mr. Hunt's spouse and children.

(4)      Includes 500 shares held in the name of Mr. Bramlett's spouse.

(5) Includes 5,000 restricted shares granted in July 1997 that vest 33 1/3% on each of the first, second and third anniversaries of the grant date. These shares will be fully vested in July 2000. See "Election of Directors - Director Compensation."

(6) Includes 8,500 shares and options to purchase 15,500 shares over which beneficial ownership has been transferred to Mr. King's ex-spouse under the terms of a property settlement. Mr. King disclaims beneficial ownership of these shares.

PROPOSAL 1

                              ELECTION OF DIRECTORS

NOMINEES

         The Company's Certificate of Incorporation and Bylaws provide for eight directors who are divided into three classes. Directors serve for three-year terms or until their successors are duly elected and qualified. Messrs. Egan and King were re-elected as Class II directors at the Annual Meeting of Shareholders in 1997 to serve as directors until this Annual Meeting of Shareholders. Ms. Scites was appointed as a Class II director in August 1999 to fill a vacancy on the Board and to serve as a director until this Annual Meeting as well. Messrs. Napier and Simione were re-elected as Class III directors at the Annual Meeting of Shareholders in 1998, and will serve in Class III for a term expiring at the Annual Meeting of Shareholders in 2001, or until their successors have been duly elected and qualified. Mr. Edward P. Drudge, Jr., was also elected as a Class III director at the Annual Meeting of Shareholders in 1998, but recently retired as an officer and director of the Company, leaving a vacancy in Class III. Messrs. Hunt and Bramlett were re-elected as Class I directors at the Annual Meeting of Shareholders in 1999, and will serve in Class I for a term expiring at the Annual Meeting of Shareholders in 2002, or until their successors have been duly elected and qualified. Messrs. Egan and King and Ms. Scites are the sole nominees standing for election at this Annual Meeting and, if elected, will serve in Class II for a term expiring at the Annual Meeting of Shareholders in 2003, or until their successors have been duly elected and qualified.

         The Governance Committee of the Board of Directors makes nominations for director candidates as permitted by the Company's Bylaws. The Company's Bylaws prescribe the procedure a shareholder must follow to make nominations for director candidates, as described below under "Proposals for 2001 Annual Meeting of Shareholders." The Board of Directors has no reason to believe that any of the board nominees will refuse to act or be unable to accept election. In the event that a nominee for a directorship is unable to accept election or if any unforeseen contingencies should arise, however, it is intended that proxies will be voted for such other person or persons as may be designated by the Board of Directors, unless it is directed by a proxy to do otherwise.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF MESSRS. EGAN AND KING AND MS. SCITES FOR RE-ELECTION AS CLASS II DIRECTORS.

OFFICERS AND DIRECTORS

         The following table sets forth information as to the Company's current executive officers, selected other corporate and divisional officers and directors:


NAME                            AGE          POSITION
----                            ---          --------

Kevin P. Egan(1)(2)              56     Chairman of the Board
James C. Hunt(3)                 43     President, Chief Operating Officer  and Director
Ken R. Bramlett, Jr.(3)          40     Senior Vice President, Chief Financial Officer,
                                          Secretary and Director
Michael H. Barker(3)             45     President - Divisional Operations
Jackie Autry(3)                  58     Senior Vice President California IT Operations
Donald Kierson                   50     Senior Vice President Atlantic IT Operations
Craig Newbold                    51     Senior Vice President Western IT Operations
Ann S. Fleming                   57     Senior Vice President Central Commercial Staffing
                                          Operations
Jeffrey B.  Walker               40     Vice President Atlantic Commercial Staffing Operations
J. Roger King (1)(2)             59     Director
James V. Napier(1)(4)            63     Director
William J. Simione, Jr.(2)(4)    58     Director
Janice L. Scites (4)             49     Director

-------------------------

(1)      Member of the Compensation Committee of the Board of Directors.

(2)      Member of the Governance Committee of the Board of Directors.

(3) Messrs. Hunt, Bramlett and Barker and Ms. Autry are members of the Office of the President. The Board formed the Office of the President in February 2000 to manage the Company's day-to-day affairs during the search for the Company's new Chief Executive Officer.

(4)      Member of the Audit Committee of the Board of Directors.


         Kevin P. Egan: Mr. Egan has served as Chairman of the Board since February 2000, when Mr. Drudge announced his retirement, and as a director of the Company since September 1995. Since October 1995, Mr. Egan has been President of Tamarack Holdings, an investment company. From 1983 to September 1995, Mr. Egan served as President and Chief Operating Officer of PrimeNet DataSystems, St. Paul, Minnesota, a provider of database and integrated marketing services. Prior to forming PrimeNet in 1983, Mr. Egan was senior vice president of Manpower Inc. from 1975 to 1983. Mr. Egan also previously held marketing and management positions with the Graphic Services Division of 3M Company and Transamerica Computer Co., London, England.

         James C. Hunt: Mr. Hunt has served as President and Chief Operating Officer of the Company since October 1999. Prior to that time, Mr. Hunt served as Chief Financial Officer and Treasurer of the Company from March 1997 until October 1999 and prior to that as a Senior Vice President from January 1997 until March 1997. Mr. Hunt has served as a director of the Company since March 1997. Prior to joining the Company in January 1997, Mr. Hunt spent 18 years with Arthur Andersen LLP, a worldwide accounting and consulting firm, the last six years as a partner.

         Ken R. Bramlett, Jr.: Mr. Bramlett has served as Chief Financial Officer and Treasurer of the Company since October 1999. Prior to that time, Mr. Bramlett served as the Company's Senior Vice President and General Counsel from October 1996 until October 1999. Mr. Bramlett has served as a director of the Company since August 1997. Prior to joining the Company in October 1996, Mr. Bramlett spent 12 years with Robinson, Bradshaw & Hinson, P.A., a Charlotte, North Carolina law firm, the last six years as a partner. Mr. Bramlett also serves on the board of directors of World Acceptance Corporation, a small loan consumer finance company headquartered in Greenville, South Carolina.

         Michael H. Barker: Mr. Barker has served as President - Divisional Operations of the Company since October 1999. Prior to that time, Mr. Barker served as President of Commercial Staffing Operations from January 1998 until October 1999. Prior to joining the Company, Mr. Barker served as the Chief Operations Officer for the Computer Group Division of IKON Technology Services, a diversified technology company, for three years. Prior to that, Mr. Barker served as a regional Vice President for Control Data, Inc., a systems integration company, for three years.

         Jackie Autry: Ms. Autry has served as Senior Vice President California IT Operations since October 1999, and as President of San Francisco-based information technology services provider Computer Resources Group since January 1998. From 1993 until January 1998, Ms. Autry served as branch manager of Computer Resources Group.
Computer Resources Group was acquired by the Company in June 1996.

         Donald Kierson: Mr. Kierson has served as Senior Vice President Atlantic IT Operations since October 1999. Prior to that time, Mr. Kierson served as Chief Information Officer of the Company from January 1999 until October 1999. From 1988 until December 1998, Mr. Kierson served in various sales and administrative capacities for Richmond-based information technology services provider Broughton Systems, the last year as President. Broughton Systems was acquired by the Company in July 1996.

         Craig Newbold: Mr. Newbold has served as Senior Vice President Western IT Operations since February 1999. Except for the period May 1998 to February 1999, Mr. Newbold also has served as President of Seattle-based information technology services provider BEST Consulting for the past seven years. The Company acquired BEST Consulting in September 1996.

         Ann S. Fleming: Ms. Fleming has served as Senior Vice President Central Commercial Staffing Operations since October 1996 and as President of FirstWord Staffing Services since September 1991. Prior to joining the Company, Ms. Fleming spent nine years in the temporary help business with Manpower, Inc. and Volt Information Services.

         Jeffrey B. Walker: Mr. Walker has served as Vice President Atlantic Commercial Staffing Operations since joining the Company in August 1998. Prior to joining the Company, Mr. Walker served as Director of Corporate Accounts at Olsten Corporation for three years. Prior to that, Mr. Walker served as a Manager of Strategic Planning and Training for L.M. Berry Company, a BellSouth Corporation subsidiary, for 13 years.

         J. Roger King: Mr. King has served as a director of the Company since September 1995. Mr. King retired on February 1, 1998, after a 28-year career with PepsiCo, Inc. and its affiliates. Mr. King joined the Frito-Lay Division of PepsiCo in 1969 and served in various personnel and employee relations positions for PepsiCo, including Senior Vice President of Personnel of PepsiCo, from 1984 to 1995. Mr. King served as Senior Vice President of Human Resources of Frito-Lay from June 1995 until his retirement.

         James V. Napier: Mr. Napier has served as a director of the Company since September 1995. Since November 1992, Mr. Napier has been the Chairman of Scientific-Atlanta, Inc., a telecommunications company. Between 1988 and 1992, Mr. Napier served as Chairman and Chief Executive Officer of The Commercial Telephone Group, a telecommunications engineering and design company, and between 1985 and 1986, served as Chief Executive Officer and President of HBO & Company, Inc., a health care information services company. In addition to serving on the boards of directors of the Company and Scientific-Atlanta, Mr. Napier is a director of Engelhard Corporation, Vulcan Materials Company, McKesson HBOC, Inc., Intelligent Systems Corporation and Westinghouse Air Brake Company.

         William J. Simione, Jr.: Mr. Simione has served as a director of the Company since September 1995. Mr. Simione has served as Vice Chairman of the Board of Directors and Executive Vice President of Simione Central Holdings, Inc., which provides consulting services and information systems to the home health care industry, since October 1996. He is a member of the Prospective Payment Task Force, a Regulatory Affairs Subcommittee for the National Association for Home Care, and is one of the Subcommittee's National Reimbursement Consultants.

         Janice L. Scites: Ms. Scites has served as a director of the Company since August 1999. Since 1995, Ms. Scites has served in various management roles with AT&T, initially as Vice President in its Business Customer Care and Value-Added Services organizations and presently as Vice President in the Internet

Implementation Strategy Group. Prior to joining AT&T, Ms. Scites spent 13 years with Phoenix Mutual Life Insurance Company and 5 years with Connecticut Mutual Life Insurance Company.

         During fiscal 1999, the Board of Directors held four regularly scheduled meetings and took certain actions by unanimous written consent. All incumbent directors had perfect attendance at (a) all meetings of the Board of Directors held during 1999 and (b) all meetings of Board committees held during 1999 to the extent such directors served on such committees.

         Messrs. Napier and Simione served as members of the Audit Committee of the Board of Directors (the "Audit Committee") throughout 1999. Ms. Scites was elected as a member of the Audit Committee in August 1999 and served as a member of this committee throughout the remainder of 1999. The Audit Committee meets with appropriate financial and legal personnel and independent public accountants of the Company and reviews the internal controls of the Company and the objectivity of its financial reporting. This Committee makes recommendations to the Board of Directors with respect to the appointment of the independent public accountants to serve as auditors in examining the corporate accounts of the Company. The Company's independent public accountants periodically meet privately with the Audit Committee and have access to the Audit Committee at any time. The Audit Committee met twice during 1999.

         Messrs. Egan, King and Napier served as members of the Compensation Committee of the Board of Directors (the "Compensation Committee") during 1999. The Compensation Committee reviews proposals regarding the establishment or change of benefit plans, salaries and compensation of the executive officers and other employees of the Company, advises management and makes recommendations to the Board of Directors with respect thereto, and administers the Company's 1995 Equity Participation Plan and the Company's Management Incentive Compensation Plan. The Compensation Committee met three times during 1999 and took a number of actions by written consent.

         Messrs. Egan, King and Simione served as members of the Governance Committee of the Board of Directors (the "Governance Committee") during 1999. The Governance Committee provides general oversight of the governance of the Board of Directors, makes recommendations concerning Board size, make-up, structure and compensation and from time to time recommends nominees for the Board and its committees. The Governance Committee met once during 1999.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company during the fiscal year ended January 2, 2000, its executive officers and directors and any greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

DIRECTOR COMPENSATION

         Each non-employee director currently receives an annual retainer of $10,000, and each such director who chairs a committee also receives an annual retainer of $1,000. In addition, non-employee directors receive meeting fees of $1,000 per board meeting attended and $500 per committee meeting attended, plus reimbursement of expenses. The Company has implemented a deferred compensation plan (the "Deferred Fee Plan") for the non-employee directors under which participating directors may defer any or all of their retainer and meeting fees for specified time periods. The Deferred Fee Plan is non-qualified for tax purposes. Deferred fees under the Deferred Fee Plan earn interest at the prime rate or, at each participating director's option, a return based on the Company's stock price performance over time. Each non-employee director, except for Mr. King, has elected to defer 100% of the retainer and meeting fees to which he or she otherwise would be entitled in 2000 under the Deferred Fee Plan.

         Each non-employee director also receives, upon joining the Board, an initial option grant to purchase 12,500 shares of Common Stock, an additional option grant to purchase 6,250 shares of Common Stock in each of the succeeding two years, and an annual option grant to purchase 3,000 shares of Common Stock in each year thereafter that such director remains on the Board. All of such options are granted under the Company's 1995 Equity Participation Plan, which requires that the exercise price for options granted under the plan equal the fair market value of the Common Stock on the date of grant. In July 1997, each of Messrs. Egan, King, Napier and Simione also received a special grant of 5,000 restricted shares of Common Stock. These shares vest in equal installments of 33 1/3% on each of the first, second and third anniversaries of the grant date, and will be fully vested in July 2000. In February 2000, Mr. Egan received a special grant of fully vested options to purchase 50,000 shares of Common Stock in connection with his services as Chairman of the Board.

                             EXECUTIVE COMPENSATION

         The following table sets forth compensation information for fiscal 1999, 1998 and 1997 for those persons who were, except as otherwise noted, at January 2, 2000, the Chief Executive Officer and the Company's other 1999 executive officers:


                                              SUMMARY COMPENSATION TABLE

                                                                                            LONG TERM
                                                                                           COMPENSATION
                                                                                              AWARDS
                                                                                          ---------------
                                                    ANNUAL COMPENSATION                     SECURITIES
                                                   --------------------   OTHER ANNUAL      UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION                         SALARY       BONUS    COMPENSATION    OPTIONS(#)(1)     COMPENSATION
---------------------------                         ------       -----    ------------    -------------     ------------

Edward P. Drudge, Jr.(2).................   1999   $395,066     $210,018    $     --          50,000          $    --
  Chairman and Chief Executive Officer      1998    373,750      485,825          --         117,114(3)        24,903(4)
                                            1997    347,942      439,671          --         178,916(5)        22,415(6)

James C. Hunt............................   1999   $279,527     $ 86,735    $     --          52,296(7)       $50,000(8)
   President and Chief Operating Officer    1998    257,100      198,343      55,279(9)       56,846(3)            --
                                            1997    234,200      185,890          --         164,680(5)        50,000(6)

Ken R. Bramlett, Jr......................   1999   $215,360     $ 54,560    $     --          38,796(7)       $50,000(8)
   Senior Vice President, Chief Financial   1998    198,722      148,964          --          30,000               --
   Officer and Treasurer                    1997    177,623       57,750          --          40,810(5)        50,000(6)

Michael H. Barker(10)....................   1999   $226,564     $ 21,000    $     --          17,500          $ 8,863(8)
   President - Divisional Operations        1998    200,694       67,503      48,746(11)      60,346(3)         7,462(4)

William T. McCarthy(12)                     1999   $243,040     $ 43,701    $     --              --          $75,000(13)
   President - Information Technology       1998     80,919       37,500     119,157(11)      78,617            2,356(4)
   Operations


(1) Except as set forth below, 1997, 1998 and 1999 option grants for each of the named officers generally vest 25% on each of the first four anniversaries of the grant dates.

(2) Mr. Drudge retired as an officer and director of the Company in February 2000.

(3) Includes 17,114 options, 6,846 options and 6,846 options granted to Mr. Drudge, Mr. Hunt and Mr. Barker, respectively, on December 31, 1998, in lieu of a portion of their 1998 bonuses. See "Compensation Committee Report on Executive Compensation." These options had an exercise price of $17.53 and were vested 100% on the date of grant.

(4) Represents 1998 allocations to the Company's non-qualified profit-sharing plan for the named officers and $500 in employee matching contributions to Mr. Drudge's individual retirement account.

(5) Includes 78,916 options, 4,680 options and 10,810 options granted to Mr. Drudge, Mr. Hunt and Mr. Bramlett, respectively, on December 31, 1997, in lieu of a portion of their 1997 bonuses. See "Compensation Committee Report on Executive Compensation." These options had an exercise price of $16.03 and were vested 100% on the date of grant.

(6) Represents 1997 allocations to the Company's non-qualified profit-sharing plan for the named officers and $500 in employee matching contributions to Mr. Drudge's individual retirement account.

(7) Includes 11,296 options granted to each of Mr. Hunt and Mr. Bramlett on February 17, 1999, in lieu of a 1998 allocation for the named officers to the Company's non-qualified profit sharing plan. These options were granted at an exercise price of $13.28 and vest in accordance with the normal vesting schedule for options granted in 1999.

(8) Represents 1999 allocations to the Company's non-qualified profit sharing plan for the named officers.

(9) Represents reimbursement of country club initiation fees, including gross-up to cover income taxes associated therewith.

(10)     Mr. Barker joined the Company in January 1998.

(11) Represents reimbursement of moving expenses, including gross-up to cover income taxes associated therewith.

(12) Mr. McCarthy joined the Company in September 1998 and resigned as an officer and employee of the Company in October 1999.

(13) Represents severance payments under the named officer's employment agreement.

         Option Grants Table. The following table sets forth certain information concerning grants of stock options to the named officers during fiscal 1999:

                        OPTION GRANTS IN LAST FISCAL YEAR

                          INDIVIDUAL GRANTS
                          -----------------
                               NUMBER OF      % OF TOTAL                                POTENTIAL REALIZABLE VALUE AT
                              SECURITIES       OPTIONS                                  ASSUMED ANNUAL RATES OF STOCK
                              UNDERLYING      GRANTED TO    EXERCISE                        PRICE APPRECIATION FOR
                                OPTIONS       EMPLOYEES     OR BASE                              OPTION TERM
                                GRANTED       IN FISCAL       PRICE       EXPIRATION    -----------------------------
           NAME                    (#)          YEAR         ($/SH)          DATE           5% ($)          10% ($)
           ----               ----------      ----------    --------      ----------      ---------        --------

Edward P. Drudge, Jr.(1)        25,000(2)        4.3%         $ 5.31       9/28/09        $  83,500        $211,500

                                25,000(2)        4.3            9.00       12/8/09          141,500         358,500

James C. Hunt                   11,296(3)        1.9           13.28       2/17/09           94,322         239,023

                                20,000(2)        3.5            5.31       9/28/09           66,800         169,200

                                25,000(2)        4.3            9.00       12/8/09          141,500         358,500

Ken R. Bramlett, Jr.            11,296(3)        1.9           13.28       2/17/09           94,322         239,023

                                12,500(2)        2.2            5.31       9/28/09           41,750         105,750

                                15,000(2)        2.6            9.00       12/8/09           84,900         215,100

Michael H. Barker                7,500(2)        1.3            5.31       9/28/09           25,050          63,450

                                10,000(2)        1.7            9.00       12/8/09           56,600         143,400


William T. McCarthy(4)              --          --             --             --                 --              --

--------------------------

(1) Mr. Drudge retired as an officer and director of the Company in February 2000.

(2) These options are currently 100% unvested, and will vest 25% per year on each anniversary date of grant through 2003.

(3) These options are currently 25% vested, and will continue vesting 25% per year on each anniversary date of grant through 2003.

(4) Mr. McCarthy resigned as an officer and employee of the Company in October 1999.

         Option Year-End Value Table. The following table sets forth certain information concerning unexercised options held as of the end of fiscal 1999:

                          FISCAL YEAR-END OPTION VALUE

                                 NUMBER OF SECURITIES UNDERLYING      VALUE OF UNEXERCISED IN-THE-MONEY
                               UNEXERCISED OPTIONS AT FY-END (#)          OPTIONS AT FY-END ($)(1)
                               ---------------------------------      ---------------------------------
             NAME              EXERCISABLE         UNEXERCISABLE      EXERCISABLE         UNEXERCISABLE
             ----              -----------         -------------      -----------         -------------

Edward P. Drudge, Jr.(2)         983,808              263,000         $1,160,718            $  154,750

James C. Hunt                    148,850              131,796                  0               130,050

Ken R. Bramlett, Jr.              75,674               84,294                  0                80,500

Michael H. Barker                 21,846               57,625                  0                49,550

William T. McCarthy(3)            78,617                    0                  0                     0

-------------------------

(1) The fair market value of the Common Stock used for these computations was $10.25, which was the last sales price for the Common Stock on the New York Stock Exchange on December 31, 1999.

(2) Mr. Drudge retired as an officer and director of the Company in February 2000.

(3) Mr. McCarthy resigned as an officer and employee of the Company in October 1999. Subsequent to December 31, 1999, all options shown for Mr. McCarthy expired unexercised.


EMPLOYMENT AGREEMENTS

         James C. Hunt is employed pursuant to the terms of an employment agreement, dated as of January 2, 1997, which provides for his employment until December 31, 2000, subject to automatic renewal for successive one-year periods unless either the Company or Mr. Hunt has given notice of non-renewal six months prior to expiration. The employment agreement currently provides for (i) an annual base salary of $300,000 (subject to annual adjustment as determined by the Compensation Committee) and (ii) the right to earn bonuses under the Company's Management Incentive Compensation Plan. If Mr. Hunt's employment agreement is terminated by the Company other than for cause or by Mr. Hunt upon a change in terms and conditions of employment or following a change in control of the Company, the Company must pay Mr. Hunt severance equal to 24 months' salary and any unpaid bonus to which he would otherwise have been entitled, and all unvested options to purchase Common Stock then held by Mr. Hunt become immediately exercisable. The employment agreement contains a provision prohibiting Mr. Hunt from competing with the Company or soliciting employees and customers of the Company for a period of two years from the date Mr. Hunt's employment with the Company ceases.

         Ken R. Bramlett, Jr. is employed pursuant to the terms of an employment agreement, dated as of October 7, 1996, which provides for his employment until September 30, 2000, subject to automatic renewal for successive one-year periods unless either the Company or Mr. Bramlett has given notice of non-renewal six months prior to expiration. The employment agreement currently provides for (i) an annual base salary of $240,000 (subject to annual adjustment as determined by the Compensation Committee) and (ii) the right to earn bonuses under the Company's Management Incentive Compensation Plan. If Mr. Bramlett's employment agreement is terminated by the Company other than for cause or by Mr. Bramlett upon a change in terms and conditions of employment or following a change in control of the Company, the Company must pay Mr. Bramlett severance equal to 12 months' salary and any unpaid bonus to which he would otherwise have been entitled, and all unvested options to purchase Common Stock then held by Mr. Bramlett become immediately exercisable. The employment agreement contains a provision prohibiting Mr. Bramlett from competing with the Company or soliciting employees and customers of the Company for a period of two years from the date Mr. Bramlett's employment with the Company ceases.

         Michael H. Barker is employed pursuant to the terms of an employment agreement, dated as of January 19, 1998, which provides for his employment until January 18, 2001, subject to automatic renewal for successive one-year periods unless either the Company or Mr. Barker has given notice of non-renewal six months prior to expiration. The employment agreement currently provides for (i) an annual base salary of $240,000 (subject to annual adjustment as determined by the Compensation Committee) and (ii) the right to earn bonuses under the Company's Management Incentive Compensation Plan. If Mr. Barker's employment agreement is terminated by the Company other than for cause or by Mr. Barker upon a change in terms and conditions of employment or following a change in control of the Company, the Company must pay Mr. Barker severance equal to 12 months' salary and any unpaid bonus to which he would otherwise have been entitled, and all unvested options to purchase Common Stock then held by Mr. Barker become immediately exercisable. The employment agreement contains a provision prohibiting Mr. Barker from competing with the Company or soliciting employees and customers of the Company for a period of two years from the date Mr. Barker's employment with the Company ceases.

         In 1999, the Compensation Committee of the Board of Directors adopted a non-qualified, unfunded Supplemental Retirement Plan (the "SERP") for Mr. Edward
P. Drudge, Jr., who was then the Company's Chairman and Chief Executive Officer, to replace a similar benefit that had been maintained for Mr. Drudge by the Company's former parent. Under the terms of the SERP, Mr. Drudge was entitled to receive an annual benefit for a period of 15 years following his retirement, death, complete disability or a change of control (as defined in the SERP) of the Company. The amount of the annual retirement benefit payable under the terms of the SERP, which was based on Mr. Drudge's age at the time of his retirement, was as follows: age 61--$50,000; 62--$100,000; 63--$150,000; 64--$200,000; and
65 and older--$250,000. In the event of Mr. Drudge's death, complete disability or a change of control of the Company, the SERP provided for a maximum annual benefit of $250,000.

         In connection with Mr. Drudge's retirement from the Company in February 2000, Mr. Drudge and the Company entered into a retirement agreement, dated as of February 13, 2000. As part of the retirement agreement, Mr. Drudge has agreed to render consulting services to the Company on an as-needed basis until April 13, 2002. In exchange, the Company has agreed to provide the following benefits to Mr. Drudge until April 13, 2002: continuation of his current annual base salary of $385,000, continued coverage under the Company's health, dental and life insurance plans and continued vesting of existing stock options on their original vesting schedule (with the ability to exercise all vested options as of April 13, 2002 for 90 days thereafter). In addition, the Company has agreed to provide to Mr. Drudge a SERP benefit as if he had retired at the end of the consulting period, at age 63, which would result in an annual benefit of $150,000 payable for a term of 15 years beginning in April 2002. The Company and Mr. Drudge also agreed that the maximum annual benefit payable under the SERP under any circumstance would not exceed $150,000. The retirement agreement also contains a provision prohibiting Mr. Drudge from competing with the Company or soliciting employees or customers of the Company for the period ending February 13, 2004.

         Prior to his resignation as an officer of the Company in October 1999, Mr. William T. McCarthy was employed pursuant to the terms of an employment agreement that provided for his employment as President of the Company's Information Technology Operations. Under the terms of this employment agreement, the Company was obligated to provide the following benefits following the termination of Mr. McCarthy's employment: the continuation of his base salary of $300,000 until December 2000, the payment of a pro rata portion of his 1999 cash bonus and vesting of all outstanding stock options. The employment agreement prohibits Mr. McCarthy from competing with the Company for a period of one year, and from soliciting employees and customers of the Company for a period of two years, following the termination of his employment.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

GENERAL

         It is the Compensation Committee's responsibility to review and recommend to the Board for approval the compensation of the Company's senior officers. The goals of the Company's compensation program for senior officers are to base compensation on the attainment of performance objectives, to establish compensation levels that will enable the Company to attract and retain talented individuals and to motivate them to achieve the Company's business objectives, including increasing shareholder value. To achieve these goals, the Company has established a compensation program consisting of three principal components. These components are base salary, incentive bonus awards and discretionary bonuses in the form of equity-based compensation consisting primarily of qualified (or incentive) and non-qualified stock options. The Company strives to structure its compensation program to enable it to attract, retain and reward qualified senior management whose contributions are critical to the Company's long-term success. In 1999, the Company engaged an executive compensation consultant to assist in the structuring of its compensation program for fiscal 2000.

BASE SALARY

         The Company considers the sustained performance of its senior officers in establishing base salaries. Among the factors considered are length of service with the Company, individual performance, scope of responsibilities and successful management of administrative or financial functions or operating subsidiaries or divisions. The assessment of management performance focuses on both qualitative (leadership and management qualities) and quantitative (growth of revenues, operating earnings and earning per share, as well as the containment of expenses) factors.

         The Chief Executive Officer historically has evaluated the overall performance of the other senior officers, including those officers named in the Summary Compensation Table. Financial and business goals and objectives are discussed with key executives, and periodic meetings of key executives are held to discuss business strategies, financial and business performance, budgeting matters and strategic planning matters. An executive's overall evaluation is a combination of a qualitative review by fellow executives and the Chief Executive Officer and a review of the extent to which pre-established business and financial objectives have been obtained.

         Base salaries for fiscal 1999 for all officers named in the Summary Compensation Table were determined in accordance with the terms of employment agreements in effect with such executives, as adjusted annually by the Compensation Committee based on the factors mentioned above. The recommendation for a particular base salary adjustment was determined primarily by the Chief Executive Officer, based on the above factors, with no specified weight being given to any particular performance factor, business or financial objective. The recommendations were presented to the Compensation Committee, together with industry data on executive compensation at comparable companies.

INCENTIVE BONUS AWARDS

         Early in each fiscal year, the Compensation Committee establishes a range of incentive bonus compensation that may be earned as part of each senior officer's annual compensation. For fiscal 1999, incentive bonus compensation for Mr. Drudge, Mr. Hunt and Mr. Bramlett was based on the Company's achievement of pre-established annual earnings per share goals. The Committee believes that the use of earnings per share targets in determining incentive bonus compensation for these individuals is an appropriate way to directly align the interests of the Company's executive officers and shareholders. Incentive bonus compensation for Mr. Barker in fiscal 1999 was based on the achievement of pre-established annual financial goals for Commercial Staffing Operations relating to increases in earnings growth for those operations, relative to budget and prior year, before interest and taxes and on certain other specified factors. The financial and non-financial goals established for fiscal 1999 for the payment of incentive compensation to all of the named officers were met only in part, and limited bonuses were authorized subject to the terms of each individual's incentive compensation plan.

         In 1997, the Compensation Committee implemented a program designed to encourage designated senior officers of the Company to take a portion of their annual incentive bonuses in the form of stock options. Under this program, each designated officer may elect, prior to the end of each fiscal year, to receive a set percentage (up to 50%) of his bonus for that year in the form of stock options granted under the Company's 1995 Equity Participation Plan, the number of options being granted in each case to be determined by a formula set by the Committee. The Compensation Committee established this program for two main reasons (in addition to the other factors considered below in the granting of stock options generally). First, distributing stock options to selected senior officers in lieu of cash bonuses enables the Company to conserve cash for investment. Second, paying bonuses in stock options is consistent with one of the Compensation Committee's stated goals of increasing the equity portion of senior officer compensation and Company equity holdings by the senior officers generally. None of the Company's executive officers elected to take a portion of their 1999 cash bonuses in the form of stock options.

DISCRETIONARY BONUS AWARDS/EQUITY BASED COMPENSATION

         One of the Compensation Committee's stated goals as discussed above is to increase the equity portion of senior officers' compensation generally. Accordingly, the Company also rewards its senior officers with discretionary compensation awards, generally in the form of incentive stock options and non-qualified stock options granted under the Company's 1995 Equity Participation Plan. Through the granting of stock options, the Company seeks to align the interests of key employees more closely with those of the Company's shareholders by motivating and rewarding actions that lead to long-term value creation for shareholders. In addition, the Company recognizes that stock options are a necessary part of a competitive compensation program, which, as discussed above, is designed to attract and retain qualified executives. Historically, options granted to senior officers (other than options granted in lieu of cash bonuses) have vested over a four-year period in order to encourage executives and other key employees to remain in the employ of the Company and to foster a long-term perspective.

         In fiscal 1999, the Company used incentive stock options to achieve the competitive compensation levels it determined to be necessary for the executive officers named in the Summary Compensation Table. In addition, the Company granted incentive options in fiscal 1999 to 731 other employees of the Company. Most options granted vest over a four-year period and, accordingly, are a form of long-term compensation.

         All options are granted by the Compensation Committee, acting as the stock option committee under the Company's 1995 Equity Participation Plan. In determining the employees to whom options would be awarded and the size of the option awards, the Committee received a recommended list of key employees that was compiled primarily by the Chief Executive Officer, the division presidents and the operating company presidents with a view toward a fair and equitable distribution of options among the employee pool.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

         The compensation of Edward P. Drudge, Jr., the Company's Chief Executive Officer in 1999, was determined pursuant to the terms of his employment agreement with the Company, as adjusted annually by the Compensation Committee based on the factors described above. In fiscal 1999, Mr. Drudge's employment agreement provided for a base annual salary, adjusted based on 1998 performance, and an incentive bonus based on 1999 earnings per share growth during the year. Earnings per share from continuing operations rose to $0.99 during 1999, up 3% over 1998 but 18% below the consensus Wall Street estimates for the 1999 Company's earnings per share at the beginning of the year. Because these financial results met the financial goals established for determining the payment of incentive compensation only in part, Mr. Drudge was paid a limited cash bonus of $210,018 for 1999.

         Also in 1999, the Compensation Committee granted 50,000 stock options to Mr. Drudge, 25,000 options on September 28, 1999 and 25,000 options on December 8, 1999. The 1999 awards were made by the Compensation Committee on the basis of the factors set forth above under the heading "Discretionary Bonus Awards/Equity Based Compensation."

         Mr. Drudge retired as an officer and director of the Company in February 2000. The Board formed an Office of the President to manage the Company's day-to-day affairs, and has begun a search for a new Chief Executive Officer. The Office of the President consists of Messrs. Hunt, Bramlett and Barker and Ms. Autry.

SECTION 162(m) OF THE INTERNAL REVENUE CODE

         It is the Company's policy generally to design the Company's compensation programs to comply with Section 162(m) of the Code, so that total compensation paid to any employee will not exceed $1.0 million in any one year, except for compensation payments in excess of $1.0 million that which qualify as "performance-based." The Company intends to comply with other requirements of the performance-based compensation exclusion under Section 162(m), including option pricing requirements and requirements governing the administration of the 1995 Equity Participation Plan, so that the deductibility of compensation paid to top executives thereunder is not expected to be disallowed.


                                               Compensation Committee:

                                                         J. Roger King, Chairman
                                                         James V. Napier
                                                         Kevin P. Egan

                           CORPORATE PERFORMANCE GRAPH

         The following graph compares the cumulative total return on the Company's Common Stock from the effective date of the Company's initial public offering, September 25, 1995, to January 2, 2000, with the cumulative total return of the S&P 400 Index and a peer group index selected by the Company (the "Peer Group Index"), consisting of eight public companies that specialize in providing personnel staffing services in the United States. All cumulative returns assume the investment of $100 in each of the Company's Common Stock, the S&P 400 Index, and the Peer Group Index on September 25, 1995, and assume the reinvestment of dividends.

                                    9/25/95  12/95    12/96    12/97    12/98    12/99
                                    -------  -----    -----    -----    -----    -----
Personnel Group of America, Inc.      100    104.46   172.32   235.71   250.00   146.43
S&P 400                               100    103.89   123.83   163.77   187.41   215.00
Peer Group*                           100    117.48   163.00   213.14   177.84   176.31


         *The Peer Group Index consists of the following companies: Interim Services Inc., Modis Professional Services, Inc., Barrett Business Services, Inc., Robert Half International Inc., Kelly Services, Inc., Manpower Inc., Metamor Worldwide, Inc. and Staffmark, Inc.


PROPOSAL 2

               AMENDMENT OF THE 1997 EMPLOYEE STOCK PURCHASE PLAN

         The Company's 1997 Employee Stock Purchase Plan (the "Stock Purchase Plan") is intended to encourage employee participation in the ownership of the Company by offering eligible employees of the Company and its subsidiaries an opportunity to purchase the Company's Common Stock at a discount through payroll deductions. The following summary description of the Stock Purchase Plan is qualified in its entirety by reference to the text of the Stock Purchase Plan as proposed to be amended, which is attached hereto as Exhibit A.

         The Board of Directors has approved an amendment to the Stock Purchase Plan, subject to shareholder approval, to increase the number of shares of Common Stock reserved for purchase thereunder from 1,000,000 shares to 2,000,000 shares. To date, approximately 774,302 shares have been issued under the Stock Purchase Plan and, unless the number of shares available under the Stock Purchase Plan is increased, the Company estimates that the supply of presently available shares will be exhausted in the second or third quarter of 2000.

         Under the Stock Purchase Plan, eligible employees of the Company and its subsidiaries may participate by electing to have payroll deductions made in an amount of not less than 1% nor more than 7% of the employee's compensation, provided that the Market Value (defined generally as the last reported sales price of the Common Stock on a specified date) of Common Stock (determined at the beginning of each three-month "Purchase Period") purchased in any year may not exceed $25,000. All employees who meet specified criteria for hours worked and months worked within a calendar year will be eligible to participate upon completion of 180 days of continuing employment. However, any beneficial owner of 5% or more of the Common Stock is not eligible to participate.

       Eligible employees may elect to participate by delivering a completed purchase agreement prior to the beginning of each Purchase Period. At the end of each Purchase Period, each participant's payroll deductions are applied to acquire Common Stock at a price equal to 85% of the Market Value of the Common Stock on either the first day or the last day of the Purchase Period, whichever is lower (the "Exercise Price"). Shares acquired under the Stock Purchase Plan may not, except in the case of death or disability, be sold or otherwise disposed of for at least six months after the last day of the Purchase Period in which such shares were acquired.

       Employees may voluntarily withdraw from participation in the Stock Purchase Plan upon such advance notice as the Compensation Committee may require. An employee's participation will cease upon termination of employment for any reason, or otherwise if an employee no longer qualifies as an eligible employee. Upon any withdrawal from participation, all payroll deductions not applied to purchase Common Stock will be returned to the employee (except in the case of certain inactive employees who are awaiting assignment).

       The number of shares of Common Stock reserved for purchase under the Stock Purchase Plan is currently 1,000,000. Except pursuant to an adjustment as a result of a change in the Company's capital structure, the number of shares of Common Stock reserved for purchase under the Stock Purchase Plan will not be decreased as a result of a decrease in the number of shares outstanding. Such reserved shares may be made available by the Company from either authorized and unissued shares or treasury shares.

       The Stock Purchase Plan is administered by the Compensation Committee, which has the authority to make, adopt, construe and enforce rules not inconsistent with the Stock Purchase Plan, to interpret the Stock Purchase Plan, and to prescribe the contents of all forms and documents required in connection with the Stock Purchase Plan. The Stock Purchase Plan may be amended in any respect at any time by the Board of Directors, except that where shareholder approval is necessary or desirable to comply with applicable law, in which case such amendment will be conditioned on such approval. The Stock Purchase Plan may be terminated at any time by the Board of Directors.

FEDERAL INCOME TAX CONSIDERATIONS

       The Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code, and it is intended to comply with the provisions of Sections 421 and 424 of the Code as well.

       Under the Code as currently in effect, there are no federal income tax consequences in connection with the acquisition of Common Stock pursuant to the Stock Purchase Plan until the year in which the participant sells or otherwise disposes of the shares, or, if earlier, the year in which the participant dies. If the shares are sold or otherwise disposed of prior to a participant's death, then the income tax consequences will depend upon whether or not the shares are sold within two years after the first business day (the "Offering Date") of the applicable three-month period in which such shares were purchased.

         If the shares are sold or disposed of more than two years after the applicable Offering Date, then the participant will recognize ordinary income in an amount equal to the lesser of (i) 15% of the fair market value of the shares on the applicable Offering Date or (ii) the amount by which the fair market value of the shares at the time of such sale or disposition exceeds the amount paid for the shares, and the Company will not be entitled to any income tax deduction. If the shares are sold or otherwise disposed of within two years after the applicable Offering Date, a participant will generally recognize ordinary income in the amount by which the fair market value of the shares on the applicable Exercise Date exceeds the amount paid for the shares, and the Company will be entitled to a corresponding income tax deduction.

       In the event of the death of a participant prior to a sale or other disposition of the shares (whether or not within two years after the applicable Offering Date), a participant will be subject to ordinary income tax in an amount equal to the lesser of (i) 15% of the fair market value of the shares on the applicable Offering Date, or (ii) the amount, if any, by which the fair market value of the shares as of the date of death exceeds the amount actually paid for the shares.

       In any case, the participant may also have a capital gain or loss (long-term or short-term depending upon the length of time the shares were held) in an amount equal to the difference between the amount realized upon the sale and the participant's adjusted tax basis in the shares (the amount paid for the shares plus the amount of ordinary income which the participant must recognize at the time of the sale or other disposition).

       The affirmative vote of a majority of the outstanding shares of Common Stock present in person or represented by Proxy at the Annual Meeting and entitled to vote is required to approve the amendment to the Stock Purchase Plan.

       THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE 1997 EMPLOYEE STOCK PURCHASE PLAN.


PROPOSAL 3

           RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors, on the recommendation of the Company's Audit Committee, has selected PricewaterhouseCoopers LLP ("PriceWaterhouseCoopers") as the Company's independent public accountants for the year ending December 31, 2000. One or more representatives of PricewaterhouseCoopers will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders. The Company has been advised by PricewaterhouseCoopers that the firm did not have any direct financial interest or any material interest in the Company and its subsidiaries during the Company's most recent fiscal year.

         Approval of the proposal to ratify the selection of PricewaterhouseCoopers requires the affirmative vote of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Should the shareholders vote negatively, the Board of Directors will consider a change in independent public accountants for the next fiscal year.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF PRICEWATERHOUSE COOPERS AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000.

                PROPOSALS FOR 2001 ANNUAL MEETING OF SHAREHOLDERS

         Shareholders who intend to present proposals for consideration at next year's annual meeting are advised that any such proposal must be received by the Secretary of the Company by no later than the close of business on December 21, 2000, if such proposal is to be considered for inclusion in the proxy statement and proxy appointment form relating to that meeting. Only persons who have held beneficially or of record at least $2,000 in market value, or 1% of the outstanding Common Stock, for at least one year on the date the proposal is submitted and who continue in such capacity through the meeting date are eligible to submit proposals to be considered for inclusion in the Company's proxy statement. In addition, the Company's bylaws prescribe procedures a shareholder must follow to make nominations for director candidates or propose any other business to be considered at an annual meeting. Shareholder nominations for director candidates or other proper shareholder business will be considered at an annual meeting or a special meeting of shareholders if the shareholder (who must be, at the time of delivery of notice, a shareholder of record) delivers to the Secretary of the Company a timely notice setting forth the information specified in Section 14 of Article II of the Company's bylaws. In the case of an annual meeting, such notice shall be considered timely if delivered not earlier than the close of business on the 90th day, nor later than the close of business on the 60th day, prior to the first anniversary of the preceding year's annual meeting. If, however, the annual meeting date is more than 30 days before or 60 days after the anniversary date of the preceding year's annual meeting, the notice will be considered timely if delivered not earlier than the close of business on the 90th day prior to such meeting nor later than the close of business on the later of (i) the 60th day prior to such meeting or (ii) the 10th day following the day on which the public announcement of the date of such meeting is first made by the Company. In the case of a special meeting, such notice shall be considered timely if delivered not earlier than the close of business on the 90th day prior to such meeting nor later than the close of business on the later of (i) the 60th day prior to such meeting or
(ii) the 10th day following the day on which public announcement is first made of the special meeting date and the nominees proposed by the Board of Directors. Any shareholder desiring a copy of the Company's bylaws will be furnished one without charge upon written request to the Secretary.


                                 OTHER BUSINESS

         The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

                                    EXHIBIT A

                        PERSONNEL GROUP OF AMERICA, INC.

                          EMPLOYEE STOCK PURCHASE PLAN

                                    ARTICLE I

                                  INTRODUCTION

Sec. 1.01 Statement of Purpose. The purpose of the Personnel Group of America, Inc. Employee Stock Purchase Plan is to provide eligible employees of the Company and its Subsidiaries, who wish to become stockholders, an opportunity to purchase common stock of the Company. The Board of Directors of the Company believes that employee participation in ownership will be to the mutual benefit of both the employees and the Company.

Sec. 1.02 Internal Revenue Code Considerations. The Plan is intended to constitute an "employee stock purchase plan" within the meaning of section 423 of the Internal Revenue Code of 1986, as amended.

                                   ARTICLE II

                                   DEFINITIONS

Sec. 2.01 "Board" means the Board of Directors of the Company.

Sec. 2.02 "Code" means the Internal Revenue Code of 1986, as amended.

Sec. 2.03 "Company" means Personnel Group of America, Inc., a Delaware corporation.

Sec. 2.04 "Compensation" means the total remuneration paid, during the period of reference, to an Employee by the Company or a Subsidiary, including regular salary or wages, overtime payments, bonuses, commissions and vacation pay, to which has been added (a) any elective deferral amounts by which the Employee has had his current remuneration reduced for the purposes of funding a contribution to any plan sponsored by the Company and satisfying the requirements of section 401(k) of the Code, and (b) any amounts by which the Employee's compensation has been reduced pursuant to a compensation reduction agreement between the Employee and the Company for the purpose of funding benefits through any cafeteria plan sponsored by the Company meeting the requirements of section 125 of the Code. There shall be excluded from "Compensation" for the purposes of the Plan, whether or not reportable as income by the Employee, expense reimbursements of all types, payments in lieu of expenses, the Company contributions to any qualified retirement plan or other program of deferred compensation (except as provided above), the Company contributions to Social Security or worker's compensation, the costs paid by the Company in connection with fringe benefits and relocation, including gross-ups, and any amounts accrued for the benefit of Employee, but not paid, during the period of reference.

Sec. 2.05 "Compensation Committee" means the Compensation Committee of the
Board.

Sec. 2.06 "Continuous Service" means the period of time during which the Employee has been employed by the Company or a Subsidiary and during which there has been no interruption of Employee's employment by the Company. For this purpose, periods during which an Employee is on Temporary Inactive Status shall not be considered to be interruptions of Continuous Service. If determined by the Compensation Committee, periods of service with an entity prior to its becoming a Subsidiary shall be taken into account.

Sec. 2.07 "Effective Date" shall mean July 1, 1997 if, within 12 months of that date, the Plan is or has been approved at a meeting of the stockholders of the Company by the affirmative vote of the holders of the majority of the outstanding Stock of the Company.

Sec. 2.08 "Eligible Employee" means each person who:

         (a) is an Employee whose customary employment is for more than 20 hours per week and more than 5 months in any calendar year;

         (b) is an Employee on the Effective Date, or otherwise has completed at least 180 days of Continuous Service; and

         (c) is not deemed for purposes of section 423 (b) (3) of the Code to own capital stock possessing 5% or more of the total combined voting power or value of all classes of capital stock of the Company.

Sec. 2.09 "Employee" means each person employed by the Company or a Subsidiary.

Sec. 2.10 "Exercise Date" means the last day of each Purchase Period.

Sec. 2.11 "Market Value" means, with respect to Stock, the fair market value of such Stock, determined by such methods or procedures as shall be established from time to time by the Compensation Committee; provided, however, that if the Stock is listed on a national securities exchange or quoted in an interdealer quotation system, the Market Value of such Stock on a given date shall be based upon the last sales price or, if unavailable, the average of the closing bid and asked prices per share of the Stock on such date (or, if there was no trading or quotation in the Stock on such date, on the next preceding date on which there was trading or quotation) as provided by one of such organizations.

Sec. 2.12 "Offering" means the offering of shares of Stock under the Plan.

Sec. 2.13 "Offering Date" means the first business day of each July, October, January and April during which the Plan is in effect, or such dates as may otherwise be specified by the Compensation Committee.

Sec. 2.14 "Participant" means each Eligible Employee who elects to participate in the Plan.

Sec. 2.15 "Plan" means the Personnel Group of America, Inc. Employee Stock Purchase Plan, as the same is set forth herein and as may hereafter be amended.

Sec. 2.16 "Purchase Agreement" means the document prescribed by the Compensation Committee pursuant to which an Eligible Employee has enrolled to be a Participant.

Sec. 2.17 "Purchase Period" means the period beginning on an Offering Date and ending on the business day preceding the next following Offering Date.

Sec. 2.18 "Purchase Price" means such term as it is defined in Section 4.03 hereof.

Sec. 2.19 "Stock" means the common stock, $.01 par value, of the Company.

Sec. 2.20 "Stock Purchase Account" means a noninterest bearing account consisting of all amounts withheld from an Employee's Compensation (or otherwise paid into the Plan) for the purpose of purchasing shares of Stock for such employee under the Plan, reduced by all amounts applied to the purchase of Stock for such Employee under the Plan.

Sec. 2.21 "Subsidiary" shall mean a corporation described in section 424(f) of the Code that has, with the permission of the Board, adopted the Plan.

Sec. 2.22 "Temporary Inactive Status" shall describe the status of a former hourly Employee whose employment was terminated upon completion of an assignment for the Company or a Subsidiary, for so long as such former Employee (i) remains available for future assignments with the Company or a Subsidiary, (ii) has not, directly or indirectly, accepted an assignment from or a position with an entity unaffiliated with the Company and its Subsidiaries, and (iii) otherwise remains in good standing with the Company and its Subsidiaries.


                                   ARTICLE III

                           ADMISSION TO PARTICIPATION

Sec. 3.01 Initial Participation. Any Eligible Employee may elect to be a Participant and may become a Participant by executing and filing with the Compensation Committee a Purchase Agreement at such time in advance and on such forms as prescribed by the Compensation Committee. The effective date of an Eligible Employee's participation shall be the Offering Date next following the date on which the Compensation Committee receives from the Eligible Employee a properly executed and timely filed Purchase Agreement. Participation in the Plan will continue automatically from one Purchase Period to another unless notice to the contrary is given pursuant to Section 3.02.

Sec. 3.02 Voluntary Discontinuance of Participation. Any Participant may voluntarily withdraw from the Plan by filing a Notice of Withdrawal with the Compensation Committee at such time in advance as the Compensation Committee may specify. Upon such withdrawal, there shall be paid to the Participant the amount, if any, standing to his credit in his Stock Purchase Account.

Sec. 3.03 Involuntary Discontinuance of Participation. If a Participant ceases to be an Eligible Employee, the entire amount, if any, standing to the Participant's credit in his Stock Purchase Account shall be refunded to him. Notwithstanding the foregoing, should a Participant cease to be an Eligible Employee by reason of acquiring Temporary Inactive Status, such Participant may continue to participate through the end of the Purchase Period during which such status was acquired with respect to payroll deductions attributable to the portion of the Purchase Period prior to the time such status was acquired.

Sec. 3.04 Readmission to Participation. Any Eligible Employee who has previously been a Participant, who has discontinued participation, and who wishes to be reinstated as a Participant may again become a Participant for any subsequent Purchase Period by executing and filing with the Compensation Committee, at such time in advance as the Compensation Committee shall determine, a new Purchase Agreement on forms provided by the Compensation Committee. Reinstatement to Participant status shall be effective no earlier than the Offering Date that occurs six months following the Exercise Date for the Purchase Period in which the Eligible Employee discontinued participation.


                                   ARTICLE IV

                                 STOCK PURCHASE

Sec. 4.01 Reservation of Shares. There shall be 2,000,000 shares of Stock reserved for the Plan, subject to adjustment in accordance with the antidilution provisions hereinafter set forth. Except as provided in Section 5.02 hereof, the aggregate number of shares that may be purchased under the Plan shall not exceed the number of shares reserved for the Plan.

Sec. 4.02 Limitation on Shares Available. The maximum number of shares of Stock that may be purchased for each Participant on an Exercise Date is the lower of
(a) the number of shares of Stock that can be purchased by applying the full balance of his Stock Purchase Account to such purchase of shares at the Price (as hereinafter determined), or (b) the Participant's proportionate part of the maximum number of whole shares of Stock available within the limitation established by the maximum aggregate number of such shares reserved for the Plan, as stated in Section 4.01 hereof. Notwithstanding the foregoing, if any person entitled to purchase shares pursuant to any offering hereunder would be deemed for the purposes of section 423(b) (3) of the Code to own stock (including any number of shares that such person would be entitled to purchase hereunder) possessing 5% or more of the total combined voting power or value of all classes of capital stock of Company, the maximum number of shares that such person shall be entitled to purchase pursuant to the Plan shall be reduced to that number which, when added to the number of shares of Stock that such person is so deemed to own (excluding any number of shares that such person would be entitled to purchase hereunder), is one less than such 5%. Any portion of a Participant's Stock Purchase Account that cannot be applied by reason of the foregoing limitation shall remain in the Participant's Stock Purchase Account for application to the purchase of Stock on the next Offering Date (unless withdrawn before that Offering Date).

Sec. 4.03 Purchase Price of Shares. The Purchase Price per share of the Stock sold to Participants pursuant to any Offering shall be the sum of (a) 85% of the Market Value of such share on the Offering Date on which such Offering commences or on the Exercise Date on which such Offering expires, whichever is lower, and
(b) any transfer, excise or similar tax imposed on the transaction pursuant to which such share of Stock is purchased. If the Exercise Date with respect to the purchase of Stock is a day on which the Stock is selling ex-dividend but is on or before the record date for such dividend, then for Plan purposes the Purchase Price per share will be increased by an amount equal to the dividend per share. In no event shall the Purchase Price be less than the par value of the Stock.

Sec. 4.04 Exercise of Purchase Privilege.

         (a) Subject to the provisions of Section 4.02 above, if on the date of the last paycheck of a Participant issued prior to any Exercise Date there is a bank credit in the Participant's Stock Purchase Account, there shall be purchased for the Participant at the Purchase Price of the Purchase Period that expires on such Exercise Date the largest number of whole shares of Stock as can be purchased with the entire amount standing to the Participant's credit in his Stock Purchase Account on such paycheck issue date. Each such purchase shall be deemed to have occurred on the Exercise Date occurring at the close of the Offering for which the purchase was made.

         (b) Any amount remaining in the Stock Purchase Account on the Exercise Date after the purchase of the maximum number of whole shares shall remain in the Stock Purchase Account to the credit of the Participant and be applied to purchase additional shares of Stock on subsequent Exercise Dates.

         (c) Notwithstanding anything contained herein to the contrary, a Participant may not during any calendar year purchase shares of Stock having an aggregate Market Value, determined at the time of each Offering Date during such calendar year, of more than $25,000.

Sec. 4.05 Establishment of Stock Purchase Account. Each Participant shall authorize payroll deductions from Compensation for the purposes of funding his Stock Purchase Account. In the Purchase Agreement, each Participant shall authorize a deduction from each payment of his Compensation during a Purchase Period, which deduction shall be not less than 1% nor more than 7% of the gross amount of such payment, subject to Section 4.04 (c). Subject to Section 3.02, a Participant may not reduce or increase his payroll deduction rate during any Purchase Period. However, a Participant may change the deduction to any permissible level for any subsequent Offering by filing notice thereof at such time preceding the Offering Date on which such subsequent Offering commences as the Compensation Committee shall determine.

Sec. 4.06 Payment for Stock. The Purchase Price for all shares of Stock purchased by a Participant under the Plan shall be paid out of the Participant's Stock Purchase Account. As of each Exercise Date, the entire amount standing to the credit of each Participant in his Stock Purchase Account on the date of the last paycheck issued to the Participant prior to the Exercise Date in the Purchase Period that expires on such Exercise Date shall be charged with the aggregate Purchase Price of the shares of Stock purchased by such Participant on the Exercise Date. No interest shall be paid or payable with respect to any amount held in the Participant's Stock Purchase Account.

Sec. 4.07 Share Ownership; Issuance of Certificates.

         (a) The shares purchased by a Participant on an Exercise Date shall, for all purposes, be deemed to have been issued and/or sold at the close of business on such Exercise Date. Prior to that time, none of the rights or privileges of a stockholder of the Company shall inure to the Participant with respect to such shares. All the shares of Stock purchased under the Plan shall be delivered by the Company in a manner as determined by the Compensation Committee.

         (b) The Compensation Committee, in its sole discretion, may determine that the shares of Stock shall be delivered by the Company (i) by issuing and delivering to the Participant a certificate for the number of whole shares of Stock purchased by such Participant on an Exercise Date or during a calendar year, or (ii) by issuing and delivering a certificate or certificates for the number of shares of Stock purchased by all Participants on an Exercise Date or during a calendar year to a member firm of the New York Stock Exchange which is also a member of the National Association of Securities Dealers, as selected by the Compensation Committee from time to time, which shares shall be maintained by such member firm in separate brokerage accounts of each participant, or (iii) by issuing and delivering a certificate or certificates for the number of shares of Stock purchased by all Participants on an Exercise Date or during the calendar year to a bank or trust company or affiliate thereof, as selected by the Compensation Committee from time to time, which shares shall be maintained by such bank or trust company or affiliate in separate accounts for each Participant or, if he designates on his Stock Purchase Agreement, in his name jointly with his spouse, with right of survivorship. A Participant who is a resident of a jurisdiction that does not recognize such joint tenancy may have a certificate or account in his name as tenant in common with his spouse, without right of survivorship. Such designation may be changed by filing a notice thereof signed by the Participant and his spouse. Such spouse shall be bound by all of the terms and conditions of the Plan as if such spouse were a Participant.

Sec. 4.08 Restrictions on Resale. Stock acquired under the Plan may not be sold or otherwise disposed of for at least six months after the Exercise Date on which the shares were acquired, except in the case of death or disability. Any Stock certificates delivered to a Participant prior to the expiration of such six-month period shall contain a legend to reflect such restriction.

                                    ARTICLE V

                               SPECIAL ADJUSTMENTS

Sec. 5.01 Shares Unavailable. If, on any Exercise Date, the aggregate funds available for the purchase of Stock would purchase a number of shares in excess of the number of shares then available for purchase under the Plan, the following events shall occur:

         (a) The number of shares that would otherwise be purchased by each Participant shall be proportionately reduced on the Exercise Date in order to eliminate such excess;

         (b) The Plan shall automatically terminate immediately after the Exercise Date as of which the supply of available shares is exhausted; and

         (c) Any amount remaining in the Stock Purchase Account of each of the Participants shall be repaid to such Participants.

Sec. 5.02 Antidilution Provisions. The aggregate number of shares of Stock reserved for purchase under the Plan, as hereinabove provided, and the calculation of the Purchase Price per share may be appropriately adjusted to reflect any increase or decease in the number of issued shares of Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend, or other increase or decrease in such shares, if effected without receipt of consideration by the Company. Any such adjustment shall be made by the Compensation Committee acting with the consent of, and subject to the approval of, the Board.

Sec. 5.03 Effect of Certain Transactions. Subject to any required action by the stockholders, if the Company shall be the surviving or resulting corporation in any merger or consolidation, or if the Company shall be merged for the purpose of changing the jurisdiction of its incorporation, any Offering hereunder shall pertain to and apply to the shares of stock of the Company or the survivor. However, in the event of a dissolution or liquidation of the Company, or of a merger or consolidation in which the Company is not the surviving or resulting corporation, the Plan and any Offering hereunder shall terminate upon the effective date of such dissolution, liquidation, merger or consolidation, and the balance then standing to the credit of each Participant in his Stock Purchase Account shall be returned to him.

                                   ARTICLE VI

                                  MISCELLANEOUS

Sec. 6.01 Nonalienation. The right to purchase shares of Stock under the Plan is personal to the Participant, is exercisable only by the Participant during his lifetime except as hereinafter set forth, and may not be assigned or otherwise transferred by the Participant. Notwithstanding the foregoing, there shall be delivered to the executor, administrator or other personal representative of a deceased Participant such shares of Stock and such residual balance as may remain in the Participant's Stock Purchase Account as of the date the Participant's death occurs. However, such representative shall be bound by the terms and conditions of the Plan as if such representative were a Participant.

Sec. 6.02 Administrative Costs. The Company shall pay all Administrative expenses associated with the operation of the Plan. No Administrative charges shall be levied against the Stock Purchase Accounts of the Participants.

Sec. 6.03 Collection of Taxes. The Company shall be entitled to require any Participant to remit, through payroll withholding or otherwise, any tax that it determines it is so obligated to collect with respect to the issuance of Stock hereunder, or the subsequent sale or disposition of such Stock, and the Compensation Committee shall institute such mechanisms as shall insure the collection of such taxes.

Sec. 6.04 Compensation Committee. The Compensation Committee shall have the authority and power to administer the Plan and to make, adopt, construe and enforce rules and regulations not inconsistent with the provisions of the Plan. The Compensation Committee shall adopt and prescribe the contents of all forms required in connection with the administration of the Plan, including, but not limited to the Purchase Agreement, payroll withholding authorizations, withdrawal documents and all other notices required hereunder. The Compensation Committee shall have the fullest discretion permissible under law in the discharge of its duties. The Compensation Committee's interpretations and decisions in respect of the Plan, the rules and regulations pursuant to which it is operated, and the rights of Participants hereunder shall be final and conclusive.

Sec. 6.05 Amendment of the Plan. The Board may amend the Plan without the consent of stockholders or Participants, except that any such action shall be subject to the approval of the Company's stockholders at or before the next annual meeting of stockholders for which the record date is after such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to stockholders for approval; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under any award theretofore granted to him.

Sec. 6.06 Termination of the Plan. The Plan shall continue in effect unless terminated pursuant to action by the Board, which shall have the right to terminate the Plan at any time without prior notice to any Participant and without liability to any Participant. Upon the termination of the Plan, the balance, if any, then standing to the credit of each Participant in his Stock Purchase Account shall be refunded to him.

Sec. 6.07 Repurchase of Stock. The Company shall not be required to purchase or repurchase from any Participant any of the shares of Stock that the Participant acquired under the Plan.

Sec. 6.08 Notice. A Purchase Agreement and any notice that a Participant files pursuant to the Plan shall be on the form prescribed by the Compensation Committee and shall be effective only when received by the Compensation Committee.

Sec. 6.09 Government Regulation. The Company's obligation to sell and to deliver the Stock under the Plan is at all times subject to all approvals of any governmental authority required in connection with the authorization, issuance, sale or delivery of such Stock.

Sec. 6.10 Headings, Captions, Gender. The headings and captions herein are for convenience of reference only and shall not be considered as part of the text. The masculine shall include the feminine, and vice versa.

Sec. 6.11 Severability of Provisions; Prevailing Law. The provisions of the Plan shall be deemed severable. In the event any such provision is determined to be unlawful or unenforceable by a court of competent jurisdiction or by reason of a change in an applicable statute, the Plan shall continue to exist as though such provision had never been included therein (or, in the case of a change in an applicable statute, had been deleted as of the date of such change). The Plan shall be governed by the laws of the State of Delaware, to the extent such laws are not in conflict with, or superseded by, federal law.

                                      FRONT
--------------------------------------------------------------------------------
                        PERSONNEL GROUP OF AMERICA, INC.
REVOCABLE PROXY          ANNUAL MEETING OF SHAREHOLDERS
                           to be held on May 25, 2000

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Kevin P. Egan, James C. Hunt and Ken R. Bramlett, Jr. as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of Personnel Group of America, Inc. (the "Company") held of record by the undersigned on March 31, 2000, at the annual meeting of shareholders to be held on May 25, 2000 or any adjournment thereof.

1. ELECTION OF THREE DIRECTORS

FOR all nominees listed below  [ ]     WITHHOLD AUTHORITY to vote for all
                                       nominees listed below [ ]

(Instruction: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

                 Kevin P. Egan; J. Roger King; Janice L. Scites

2. PROPOSAL TO AMEND THE 1997 EMPLOYEE STOCK PURCHASE PLAN

                    [ ]  FOR     [ ]  AGAINST      [ ]  ABSTAIN

3. PROPOSAL TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS as the Company's independent public accountants

                    [ ]  FOR     [ ]  AGAINST      [ ]  ABSTAIN

           Please sign and date on the reverse side and return in the enclosed postage-prepaid envelope.
--------------------------------------------------------------------------------

                                      BACK
--------------------------------------------------------------------------------

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH DIRECTOR NOMINEE NAMED HEREIN AND EACH PROPOSAL, AND THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED HEREIN AND FOR EACH PROPOSAL UNLESS THE SHAREHOLDER DIRECTS OTHERWISE, IN WHICH CASE IT WILL BE VOTED AS DIRECTED.

The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated April 20, 2000, and revokes all proxies heretofore given by the undersigned.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership please sign in partnership name by authorized person.


                                                                          , 2000
                           ---------------------------     ---------------
                           Signature                       Dated

                                                                          , 2000
                           ---------------------------     ---------------
                           Signature if held jointly       Dated

                           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

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